                                                                  Exhibit (c)(1)



                          AGREEMENT AND PLAN OF MERGER

                                      among

                                 INVENSYS, plc,

                               M ACQUISITION CORP.

                               M MERGER SUB, INC.

                                       and

                             MARCAM SOLUTIONS, INC.

                            Dated as of May 27, 1999


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 27, 1999, among Invensys, plc, a United Kingdom public limited company ("Parent"), M Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Parent ("Purchaser"), M Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Marcam Solutions, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the respective boards of directors of Parent, Purchaser and the Company each have determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

         1. The Offer.

                  1.1 The Offer. (a) Subject to the provisions of this Agreement and this Agreement not having been terminated in accordance with Article 8, as promptly as practicable but in no event later than Thursday, June 3, 1999, Merger Sub shall commence, and Parent and Purchaser shall cause Merger Sub to commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), an offer to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company together with the associated Rights (as hereinafter defined), at a price of $7.50 per share of Common Stock, net to the seller in cash (the "Offer"). Except where the context otherwise requires, all references herein to the shares of Common Stock shall include the associated Rights. The obligation of Merger Sub, and of Parent and Purchaser to cause Merger Sub, to commence the Offer and to accept for payment, and to pay for any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions"). Subject to


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the provisions of this Agreement, the Offer shall initially expire on the 20th business day from and after the date the Offer is commenced, including the date of the commencement of the Offer as the first business day in accordance with Rule 14d-2, unless this Agreement is terminated in accordance with Article 8, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

                  (b) Without the prior written consent of the Company, Parent, Purchaser and Merger Sub shall not (i) waive or increase the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer Conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend, modify or add to the Offer Conditions or the Offer in any manner adverse to the holders of Common Stock. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, extend the Offer at any time and from time to time: (i) if at the then scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, such extension not to exceed such time as Merger Sub shall reasonably conclude is necessary for all such conditions to be satisfied or waived; (ii) for any period required by any statute or rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; (iii) for any period required by applicable law in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all Offer Conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, but only if Merger Sub waives all Offer Conditions, for an aggregate period of not more than 10 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing, Parent, Purchaser and Merger Sub agree that if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 30 business days after the commencement of the Offer, Parent, Purchaser and Merger Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Parent, Purchaser and Merger Sub shall not be required to extend the Offer beyond the date that is 30 business days after the commencement of the Offer. Subject to and in accordance with the terms and conditions of the Offer and this Agreement (but subject to the right of termination in accordance with Article 8), Merger Sub shall, and Parent and Purchaser shall cause Merger Sub to, accept for payment, in accordance with the terms of the Offer, all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

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                1.2. Actions by Purchaser and Merger Sub. (a) As soon as
reasonably practicable following execution of this Agreement, but in no event later than five business days from the date hereof, Parent, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent, Purchaser or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent, Purchaser and Merger Sub agrees to correct promptly, and the Company agrees to notify Purchaser promptly as to, any information provided by it in writing specifically for inclusion in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, and each of Parent, Purchaser and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to all of the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and Merger Sub agree to provide the Company and its counsel in writing any comments Parent, Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent, Purchaser and Merger Sub shall use their reasonable best efforts, after consultation with the Company, to respond promptly to all such comments of and requests by the SEC. Parent, Purchaser and Merger Sub shall provide the Company copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser, Merger Sub or their counsel.

                  (b) Parent shall provide or cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer at such time as such funds are necessary.

                  1.3. Actions by the Company. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the board of directors of the Company (the "Board of Directors" or the "Board"), at a meeting duly called and held, has duly adopted, by unanimous vote, resolutions: (i) approving this Agreement, the Offer and the Merger (as hereinafter defined),
(ii) determining that the Merger is advisable and


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that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders, (iii) recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement, (iv) taking all action necessary to render (x) Section 203 of the Delaware General Corporation Law (the "DGCL") and (y) the Company's Amended and Restated Rights Agreement, dated as of September 18, 1998, between the Company and BankBoston, N.A., as rights agent (the "Rights Agreement"), inapplicable to the Offer, the Merger, the Tender and Option Agreement, dated as of May 27, 1999, among Purchaser, Merger Sub and each of the persons listed on Schedule A thereto (the "Option Agreement"), this Agreement or any of the transactions contemplated hereby or thereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Broadview International LLC (the "Financial Advisor") to the effect that, as of May 25, 1999, the consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this Section 1.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld) in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined).

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in
Section 1.3(a) and shall mail the Schedule 14D-9 to the stockholders of the Company. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Purchaser and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Purchaser or Merger Sub in writing specifically for inclusion in the
Schedule 14D-9. The Company agrees to correct promptly, and each of Purchaser and Merger Sub agrees to notify the Company promptly as to, any information provided by it in writing specifically for inclusion in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect,


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and the Company further agrees to take all steps necessary to cause the Schedule
14D-9 as so corrected to be filed with the SEC and to be disseminated to all of the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company shall use its reasonable best efforts, after consultation with Purchaser, to respond promptly to all such comments of and requests by the SEC. The Company shall provide Purchaser copies of any written responses and telephonic notification of any verbal responses by the Company and its counsel.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders and security position listings and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession and otherwise treat such information as subject to the Confidentiality Agreement, between Purchaser and the Company, dated May 17, 1999 (the "Confidentiality Agreement").

                  (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of shares of Common Stock and without the affirmative vote of any other stockholder, the Company will use its best efforts to promptly take or cause such action to be taken.

                  1.4. Directors. (a) Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors as will give Purchaser representation on the Board equal to the product of (i) the number of directors on the Board and (ii) the percentage that the number of shares of


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Common Stock purchased by Merger Sub or Purchaser bears to the number of shares of Common Stock then outstanding (the "Percentage"), rounded up to the next whole number but rounded down if rounding up would cause the Purchaser's representatives to constitute the entire Board, and the Company shall, upon request by Purchaser, promptly increase the size of the Board and/or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board and shall cause the Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its best efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board, (ii) the board of directors of each Subsidiary (as defined in Section 4.5) and (iii) each committee of each Subsidiary's board of directors. The Company's obligations to appoint designees to the Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Purchaser will supply to Company in writing, and be solely responsible for, any information with respect to itself and its nominees, directors and affiliates that is required by Section 14(f) and Rule 14f-1.

                  (b) Following the election or appointment of Purchaser's designees pursuant to this Section 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office shall be required to authorize, on behalf of the Company, any permitted termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and Purchaser shall ensure that its designees who are serving on the Board do not vote or take any other action to approve any such authorization without the approval of a majority of the directors then in office who are not designated by Purchaser.

                                    ARTICLE 2

         2. The Merger.

                  2.1. The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

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                  2.2. The Closing. Subject to the terms and conditions of this
Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article
7. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  2.3. Effective Time. If all the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8 (and subject to Section 3.6), the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                  2.4. Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation. Unless otherwise agreed by the Company and Purchaser prior to the Closing, at the Effective Time:

                  (a) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof;

                  (b) The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with applicable law, the terms thereof, and the Surviving Corporation's certificate of incorporation;

                  (c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's certificate of incorporation and by-laws; and

                  (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's certificate of incorporation and by-laws.


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                                    ARTICLE 3

         3. Effect of the Merger on Securities of Merger Sub and the Company.

                  3.1. Merger Sub Stock. At the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation.

                  3.2. Company Securities. (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, Purchaser or Merger Sub or held by the Company, all of which shall be canceled, and other than the shares of Dissenting Common Stock (as defined in Section 3.5)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the highest per share consideration paid in the Offer, without interest (the "Merger Consideration").

                  (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser and the Company and other than shares of Dissenting Common Stock) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with this Section 3.2 and Section 3.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

                  (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time, or held by Merger Sub, Purchaser or Parent, shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

                  (d) All options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan, including the Marcam Solutions 1997 Stock Plan (the "1997 Plan") and the Marcam Solutions, Inc. 1997 Non-Employee Director Stock Option Plan (the "Directors Plan") (the "Stock Option Plans"), whether or not then exercisable, and all warrants to acquire shares of Common Stock (individually, a "Warrant" and collectively, the "Warrants") outstanding immediately prior to the Effective Time, whether or not then exercisable, and all rights (individually, a "Purchase Right" and collectively, the "Purchase Rights") to purchase shares of Common Stock under the Company's 1997 Employee Stock Purchase


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
Plan (the "Purchase Plan") shall be canceled and (i) each holder of an Option or Warrant shall promptly after the Effective Time receive from the Surviving Corporation, for each share of Common Stock subject to an Option or Warrant, whether or not exercisable, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each such Option or Warrant, and (ii) each holder of a Purchase Right shall promptly after the Effective Time receive from the Surviving Corporation the Merger Consideration for each such Purchase Right, without interest, in full settlement of the Company's (and the Surviving Corporation's) obligations under each such Purchase Right. To the extent that the per share exercise price of any Option or Warrant exceeds the Merger Consideration, at the Effective Time such Option or Warrant shall be canceled and the holder of such Option or Warrant shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Surviving Corporation. The amount payable pursuant to this Section 3.2(d) shall be subject to all applicable withholding of taxes. The Company shall take all actions as may be necessary to effectuate the foregoing.

                  3.3. Exchange of Certificates Representing Common Stock. (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Parent and Purchaser shall take all steps necessary to cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to
Section 3.2(a) and, in connection with the Options, Warrants and Purchase Rights, pursuant to Section 3.2(d), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

                  (b) As soon as practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.


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In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3.

                  (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 3 may thereafter look only to the Surviving Corporation for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement.

                  (e) None of Parent, Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

                  3.4. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.


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
                  3.5. Dissenting Company Stockholders. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock prior to the Effective Time. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  3.6. Merger Without Meeting of Stockholders. In the event that Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                    ARTICLE 4

                  4. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent, Purchaser and Merger Sub as of the date of this Agreement as follows:

                  4.1. Existence; Good Standing; Corporate Authority. Each of the Company and each of its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a material adverse effect on the business,


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
operations, revenues, assets or financial condition of the Company and its Subsidiaries taken as a whole or the ability of the Company and its Subsidiaries to conduct their business after the Closing substantially consistent with the manner conducted in the past (a "Material Adverse Effect") (it being understood that (i) any adverse effect that is caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect (ii) any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Material Adverse Effect (provided that such effect does not affect the Company in a disproportionate manner) and (iii) any adverse effect resulting from the Offer, the Merger or any of the transactions contemplated hereby or the announcement thereof (including those resulting from litigation brought or threatened against the Company or any member of its Board of Directors in respect thereof) shall not be taken into account in determining whether there has been a Material Adverse Effect). Each of the Company and each of its Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties and carry on its business as now conducted. The Company has heretofore made available to Purchaser true and correct copies of the Company's Certificate of Incorporation and By-Laws as currently in effect.

                  4.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock if required by applicable law). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  4.3. Compliance with Laws. Except as set forth in Section 4.3 of the disclosure letter, dated as of the date hereof, delivered by the Company to Purchaser (the "Company Disclosure Letter"), neither the Company nor any of its Subsidiaries is in violation of any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration board or tribunal ("Governmental Entity"), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("Laws") applicable to the Company or its Subsidiaries or any of their respective properties or assets, except where the failure to be in compliance, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.4. Capitalization, etc. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value, of which 30,000 shares have been designated as Series A Junior Participating Preferred Stock ("Preferred Stock"). As of the date hereof, (a) 7,818,087 shares of Common Stock are outstanding, (b) 30,000 shares of Preferred Stock are subject to Preferred Stock Purchase Rights ("Rights") issued pursuant to the Company's Rights Agreement and no other shares of Preferred Stock are issued and outstanding, (c) 0 shares of Common Stock are held by the Company in its treasury, and (d) no shares of capital stock of the Company are held by the Company's Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of (i) the number of outstanding Options and Warrants, (ii) the number of shares of Common Stock which can be acquired upon the exercise of all outstanding Options and Warrants, respectively, (iii) the number of shares of Common Stock which are reserved for issuance upon the exercise of outstanding Options and the number of shares which are reserved for future grants under the Stock Option Plans, (iv) the number of shares of Common Stock which are reserved for issuance upon the exercise of outstanding Warrants, and (v) the exercise price of each outstanding Option and Warrant, and (vi) the number of shares of Common Stock which are reserved for issuance pursuant to the Purchase Plan. Except for the Common Stock, the Rights, the Options, the Warrants, and the Purchase Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in Section
4.4 of the Company Disclosure Letter, since March 31, 1999, the Company (i) has not issued any shares of Common Stock other than upon the exercise of Options and Warrants or pursuant to the Purchase Plan, (ii) has granted no Options to purchase shares of Common Stock under the Stock Option Plans, (iii) has not amended the Purchase Plan, and (iv) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth above in this Section 4.4 or in Section
4.4 of the Company Disclosure Letter, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, and no stock appreciation rights or limited stock appreciation rights or other rights (including rights of first refusal), agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, or any material assets of, the Company or any of its Subsidiaries. Except as set forth in Section 4.4 of the Company Disclosure Letter, the Company is not obligated to issue any Options, Warrants or Purchase Rights after the date hereof. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no unissued performance awards outstanding under the Stock Option Plan or any other outstanding stock related awards. At the Effective Time, each outstanding Option and Warrant shall be canceled without the consent of any other party or the payment of any consideration other than as provided in
Section 3.2(d). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 4.11). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

                  4.5. Subsidiaries. Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding shares of capital stock of each subsidiary of the Company (the "Subsidiaries"). Except as set forth in Section 4.5 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Section 4.5 of the Company Disclosure Letter sets forth for each Subsidiary: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. Except for the Company's direct or indirect interests in the Subsidiaries or as set forth in Section 4.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

                  4.6. No Violation. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Company or any Subsidiary; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any of the foregoing matters specified in this clause (ii) which, individually or in the aggregate, would not have a Material Adverse Effect or prevent or delay or be likely to prevent or delay the consummation of the transactions contemplated hereby; (iii) other than the filings provided for in Section 2.3 and the filings required under the Exchange Act and under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have a Material Adverse Effect or, by Law, prevent or delay the consummation of the transactions contemplated hereby; or (iv) violate any Laws applicable to the Company, any of its Subsidiaries or any of their respective assets, except for violations which individually or in the aggregate would not have a Material Adverse Effect or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

                  4.7. Company Reports; Offer Documents. (a) Since September 30, 1997, the Company has filed all documents with the SEC required to be filed by the Company under the Exchange Act. The Company has made available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) filed by it with the SEC since September 30, 1997, each in the form (including exhibits and any amendments thereto) so filed (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in the Company Reports (including the related notes and schedules) fairly presented the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and stockholders' equity of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except that the unaudited interim financial statements are subject to normal year-end adjustments and any other adjustments referred to therein or in the notes thereto and do not contain all of the footnote disclosures required by generally accepted accounting principles. Except as set forth in Section 4.7 of the Company Disclosure Letter or as disclosed in the Company Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of March 31, 1999 included in the Company Reports (the "1999 Balance Sheet") or (ii) liabilities and obligations incurred in the ordinary course of business since March 31, 1999 which individually or in the aggregate would not have a Material Adverse Effect or (iii) obligations and liabilities incurred or to be incurred relating to the transactions contemplated by this Agreement.

                  (b) None of the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any schedule required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by the Purchaser or Merger Sub in writing specifically for inclusion in the
Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

                  4.8. Litigation. Except as set forth in the Company Reports or in Section 4.8 of the Company Disclosure Letter, (i) there are no claims, actions, suits, proceedings, arbitrations, or to the knowledge of the Company, investigations or audits

(collectively, "Litigation") by or before a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, other than those in the ordinary course of business that, individually or in the aggregate, would not have a Material Adverse Effect nor does the Company or any of its Subsidiaries have knowledge of any facts or circumstances that it believes would be likely to form the basis for any such claims, actions, suits, proceedings, arbitrations, investigations or audits.

                  4.9. Absence of Certain Changes. Except as set forth in the Company Reports or in Section 4.9 of the Company Disclosure Letter, since March 31, 1999, the Company and its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practices, and there has not been (i) any event or state of fact that, individually or in the aggregate, would have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any change in accounting principles, practices or methods; (iv) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases for employees who are not officers or directors occurring in the ordinary course of business in accordance with their customary practices; (v) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases for employees who are not officers or directors occurring in the ordinary course of business in accordance with its customary practices; (vi) any entry into any Contracts or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole whether or not in the ordinary course of business; (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices; or (viii) any action by the Company which if taken after the date hereof would constitute a breach of Section 6.2(b) hereof (other than Sections 6.2(b)(ii) and 6.2(b)(xiii)).

                  4.10. Taxes. The Company and its Subsidiaries have timely filed (taking into account extensions) all material Tax Returns (as defined below) required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, except for those Taxes (as defined below) being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with GAAP, and except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and its Subsidiaries have paid all Taxes required to be paid by any of them or claimed or asserted by any taxing authority to be due. There is no action, suit, claim or assessment pending with respect to Taxes which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which, individually or in the aggregate, would not have a Material Adverse Effect. The Company had no "plan or intention" (within the meaning of Revenue Procedure 96-30), at the time of the consummation of the transactions set forth in the Distribution Agreement, dated as of July 17, 1997, between MAPICS, Inc. (f/k/a Marcam Corporation) ("MAPICS") and the Company (the "Distribution Agreement"), to liquidate the Company, to merge the Company with any other corporation (including for this purpose a transaction that would be treated for federal income tax purposes as a sale of stock), or to sell or otherwise dispose of the assets of the Company, except in the ordinary course of business. No circumstances exist that could cause the Company or any of its Subsidiaries not to be entitled to indemnification under Section 6(a)(iii) of the Tax Sharing Agreement, dated as of July 17, 1997, by and between MAPICS and the Company, by reason of the exception set forth therein relating to Section 5.02(e) of the Distribution Agreement.

For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  4.11. Employee Benefit Plans. (a) Section 4.11 of the Company Disclosure Letter sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company or any Company Subsidiary (the "Company Employee Benefit Plans").

                  (b) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries presently maintains or has maintained any such plan, or has any liability, contingent or otherwise, with respect to any such plan.

                  (c) Except as provided in Part 6 of Title I of ERISA or as set forth in Section 4.11 of the Company Disclosure Letter, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

                  (d) Except as set forth in Section 4.11 of the Company Disclosure Letter, (i) the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, and (ii) there are no severance agreements applicable to the Company or any of its Subsidiaries. No payment or benefit which will or may be made by the Company, Parent or any of their Subsidiaries or affiliates with respect to any employee of the Company or any of its Subsidiaries will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (e) (i) each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code, (ii) there are no pending material actions, claims (other than claims for benefits), investigations or lawsuits which have been asserted, filed or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (iii) no "non-exempt" "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Employee Benefit Plan that could result in a material liability to the Company, any Company Employee Benefit Plan or any of the beneficiaries thereof, and (iv) the Company Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA and the Code (including rules and regulations thereunder) and all other applicable federal and state laws and regulations.

                  (f) Neither the Company nor any of its Subsidiaries has made any payment or is obligated to make any payment that is not or will not be fully deductible under Section 162(m) of the Code, nor is the Company or any of its Subsidiaries a party to any agreement that could result in any such payment.

                  (g) Section 4.11 of the Company Disclosure Letter sets forth a complete list of all amounts (other than de mimimus amounts) outstanding relating to bonuses payable to employees and any obligation to pay bonuses to employees relating to the Company's performance, the employee's performance or the transactions contemplated hereby.

                  (h) Other than the Subsidiaries, there is no business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

                  4.12. Labor and Employment Matters. Except as set forth in
Section 4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect and, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. The Company is in compliance with all Laws regarding employment, employment practices, terms and conditions of employment and wages and Laws, except for such noncompliance which, either individually or in the aggregate, would not have a Material Adverse Effect.

                  4.13. Brokers. Except for the Financial Advisor, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to the Purchaser.

                  4.14. Intellectual Property Rights. Each item of Company Intellectual Property which is (i) owned by the Company and is a patent, patent application, material or registered trademark, trademark application, material or registered service mark, service mark application, material trade dress, material logo, trade name, domain name, corporate name, copyright registration, copyright application, mask work registration or mask work application, or (ii) a material license out of the ordinary course of business, material sublicense out of the ordinary course of business or material agreement out of the ordinary course of business is set forth in Section 4.14A of the Company Disclosure Letter or filed as an exhibit to the Company Reports. Except as set forth in
Section 4.14B(a) of the Company Disclosure Letter, (i) the Company owns the Company Intellectual Property, free and clear of any Encumbrance, license or other restriction, or has the valid right to make, use, sell or license as necessary in the conduct of its business the Company Intellectual Property; (ii) the Company has the right to require any Company employee or contractor having rights in any Company Intellectual Property which is an application for registration, including but not limited to patent applications, trademark applications, service mark applications, copyright applications, or mask work applications, to transfer ownership to the Company of the application and of the registration once it issues, and all registered patents, trademarks, service marks and copyrights owned by the Company are valid and subsisting and in full force and effect; and (iii) Company Intellectual Property is all the Intellectual Property that is necessary for the ownership, maintenance and operation of the Company's properties and assets and the Company has the right to make, use, sell or license as necessary in the conduct of its business all of the Company Intellectual Property in all jurisdictions in which the Company conducts or proposes to conduct its business. The consummation of the transactions contemplated hereby will not alter or impair any such rights in any manner which, individually or in the aggregate, would have a Material Adverse Effect (other than as a result of limitations arising because of contractual or other restrictions to which the Purchaser or its affiliates is a party). Other than exceptions which, individually or in the aggregate, would not have a Material Adverse Effect, (i) the Company has not, and the continued operation of the Company's and its Subsidiaries' businesses as presently conducted will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties, and the Company has not received any charge, complaint, claim, demand or notice so alleging (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party); (ii) the Company has never agreed to defend or indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any Company Intellectual Property, other than in license agreements with customers and agreements with business partners entered into in the ordinary course of business (and in substantially all such agreements, the Company has excluded consequential damages and in the remainder of such agreements, has limited consequential damages); (iii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property; and (iv) no action, suit, proceeding or hearing, or to the knowledge of the Company, investigation, charge, complaint, claim or demand, has been made, is pending, or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property. Except as set forth in Section 4.14B(b) of the Company Disclosure Letter, the Company does not license any Intellectual Property from any third party which Intellectual Property is integral to the operation of the Company's independently developed core standard software products. The Company has obtained from all of its employees, former employees, independent contractors and former independent contractors (collectively, "Inventors") valid and effective assignments of all of such Inventors' rights in any Intellectual Property developed by such Inventors while employed by, or under contract with, the Company or its predecessor, except where the failure to obtain such assignments, individually or in the aggregate, would not have a Material Adverse Effect.

                  "Company Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation) (g) all other proprietary rights, and (h) all licenses, sublicenses, or agreements related to the foregoing categories of intellectual property listed in subsections (a) through (g) herein (categories (a) through (h) herein are collectively referred to as "Intellectual Property") which is used, has been used, or is proposed to be used in connection with the Business.

                  4.15. Permits. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and its Subsidiaries to own, lease and operate its properties or to lawfully conduct their respective businesses as presently conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.16. Environmental Matters. (a) Except as set forth in the Company Reports filed prior to the date hereof and with such other exceptions which, individually or in the aggregate, would not have a Material and Adverse
Effect:

                           (i) the Company and each of its Subsidiaries has at
all times been operated, and is, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws;

                           (ii) the Company and each of its Subsidiaries has
obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, "Environmental Permits") necessary for the conduct of its operations, and such Environmental Permits are in effect or, where applicable, a renewal application has been timely filed, and the Company and its Subsidiaries are in compliance in all respects with all terms and conditions of such Environmental Permits;

                           (iii) there is no Environmental Claim pending or, to
the knowledge of the Company, threatened against the Company or any of its Subsidiaries;

                           (iv) to the knowledge of the Company, there have been
no Releases of any Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or any predecessor thereof; and

                           (v) none of the properties currently owned, leased or
operated, or, to the knowledge of the Company, formerly owned, leased or operated, by the Company, its Subsidiaries or any predecessor thereof, are now, or were in the past, listed on the National Priorities List of Superfund Sites, any analogous state list or any database listing sites for the purpose of investigation under Environmental Laws.

                           (b) For purposes of this Agreement:

                           (i) "Environmental Claim" means any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, information requests, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation or status as a potentially responsible person or otherwise liable party by any Person (including any Governmental Entity) relating to or alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, response costs, removal costs, natural resources damages, property damages, personal injuries or penalties) relating to (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to any Environmental Laws.

                           (ii) "Environmental Laws" means all applicable
federal, state and local laws, rules, requirements, regulations and judicial or administrative opinions, orders or decrees, and any common law causes of action, in each case relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human or employee health or safety including, without limitation, laws and regulations relating to Releases of Hazardous Materials.

                           (iii) "Hazardous Materials" means (A) any petroleum
or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation or electromagnetic field radiation; (B) any chemicals, materials or substances which are included in the definition of "wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, regulated under any Environmental Law.

                           (iv) "Release" means any release, spill, emission,
leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

                  4.17. Title to Assets. The Company and its Subsidiaries have good and marketable title to all of their real and personal properties and assets reflected in the 1999 Balance Sheet (other than assets disposed of since March 31, 1999 in the ordinary course of business, and properties and assets acquired since March 31, 1999), in each case free and clear of all Encumbrances except for (i) liens for Taxes accrued but not yet payable; (ii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1999 Balance Sheet, provided that the obligations secured by such liens are not delinquent; (iii) such imperfections of title and

Encumbrances, if any, as would not have a Material Adverse Effect; and (iv) the matters set forth in Section 4.7 of the Company Disclosure Letter. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not interfere with the use made or proposed to be made by the Company or any of its Subsidiaries of such property.

                  4.18. Insurance Policies. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.19. Material Contracts. Section 4.19 of the Company Disclosure Letter sets forth a list of all (i) Contracts for borrowed money or guarantees thereof, (ii) Contracts containing non-compete covenants restricting the business activities of the Company or its Subsidiaries and (iii) Contracts for indebtedness payable to the Company or any of its Subsidiaries from any officers or directors or affiliates (other than the Company's Subsidiaries). All Contracts to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and, to the Company's knowledge, enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Section 4.19 of the Company Disclosure Letter, there is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect. As of the date hereof, the Company has no outstanding indebtedness for borrowed money and has not incurred any indebtedness under the Loan and Security Agreement, dated April 20, 1999, between Greyrock Capital, a Division of NationsCredit Commercial Corporation and the Company (the "Loan Agreement").

                  4.20. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Financial Advisor to the effect that, as of May 25, 1999, the consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

                  4.21. State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Option Agreement and the transactions contemplated hereby or by the Ancillary Documents, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the transactions contemplated hereby or thereby. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to the Offer, the Merger or the transactions contemplated hereby.

                  4.22. Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement, the Ancillary Documents and to approve the Merger and the transactions contemplated hereby and thereby, is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

                  4.23. Rights Agreement. The Company has amended the Rights Agreement so that the Rights Agreement will not be applicable to this Agreement, the Offer, the announcement of the Offer, the purchase of shares of Common Stock by Parent or Merger Sub pursuant to the Offer, the Merger, the Option Agreement or any other action contemplated hereby or by the Ancillary Documents.

                  4.24. Year 2000 Compliance; Euro Compliance. (a) Except as set forth in Section 4.24 of the Company Disclosure Letter or the Company Reports:
(i) the computer systems of the Company and its Subsidiaries are Year 2000 Compliant and Euro Compliant in all material respects; (ii) all inventory, products and independently developed applications of the Company and its Subsidiaries that is, consists of, includes or uses computer software is Year 2000 Compliant and Euro Compliant in all material respects; and (iii) to the knowledge of the Company, any failure on the part of the customers of and suppliers to the Company and its Subsidiaries to be Year 2000 Compliant by December 31, 1999 will not have a Material Adverse Effect.

                  (b) The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000; (ii) has the ability to provide date recognition for any data element without limitation; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January

1, 2000, data containing dates before that date; and (vii) has the ability to recognize all "leap year" dates, including February 29, 2000.

                  (c) The term "Euro Compliant, with respect to a computer system or software program, means that such computer system or program contain Euro functionality enabling companies to process multiple currencies and address the requirements of Euro compliance.

                                    ARTICLE 5

         5. Representations and Warranties of Parent, Purchaser and Merger Sub. Parent, Purchaser and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

                  5.1. Existence; Good Standing; Corporate Authority. Each of Parent, Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect the ability of Parent, Purchaser and Merger Sub to consummate the transactions contemplated hereby and by the Ancillary Documents.

                  5.2. Authorization, Validity and Effect of Agreements. Each of Parent, Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Parent, Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Parent, Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent, Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Parent, Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Parent, Purchaser and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  5.3. No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Parent, Purchaser and Merger Sub, nor the consummation by them of the transactions contemplated hereby or thereby, will (i) violate, conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent, Purchaser or Merger Sub; (ii) other than the filings provided for in Section 2.3 and the filings required under the Exchange Act and the HSR Act, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, would have a material adverse effect on the ability of Parent, Purchaser or Merger Sub to consummate the transactions contemplated hereby, (iii) violate any Laws applicable to Parent, Purchaser or the Merger Sub or any of their respective assets, except for violations which, individually or in the aggregate, would not have a material adverse effect on the ability of Parent, Purchaser or Merger Sub to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties of Parent, Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent, Purchaser or Merger Sub is bound, except for any of the foregoing matters which, individually or in the aggregate, would not materially adversely affect the ability of Parent, Purchaser and Merger Sub to consummate the transactions contemplated hereby and by the Ancillary Documents.

                  5.4. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

                  5.5. Financing. Parent has, and will have at the time of consummation of the Offer and at the Effective Time, funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby. At the time of consummation of the Offer and at the Effective Time, Parent and Purchaser will cause the Merger Sub to have funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby.

                  5.6. Interested Stockholder. Provided that the approvals set forth in Section 1.3(a) are obtained, as of the date hereof, (i) neither Parent, Purchaser nor Merger Sub nor any of their affiliates is, with respect to the Company, an "Interested Stockholder", as such term is defined in Section 203 of the DGCL and (ii) neither Parent,

Purchaser nor Merger Sub nor any of their affiliates beneficially owns any shares of Common Stock of the Company.

                                    ARTICLE 6

         6. Covenants.

                  6.1. Alternative Proposals. The Company agrees (a) that, between the date hereof and the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (the "Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (other than pursuant to outstanding Options, Warrants and Purchase Rights) of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, afford access to the properties, books or records of the Company or any of its Subsidiaries to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform such parties of the obligations undertaken in this Section 6.1; and (c) that it will notify Purchaser immediately of the identity of the potential acquiror and the terms of such person's or entity's proposal if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company; provided, however, that nothing contained in this Section 6.1 shall prohibit the Company or its Subsidiaries or its Representatives, upon approval by the Board, from (i) prior to the acceptance for payment of shares of Common Stock by Merger Sub pursuant to the Offer, furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of substantially all of the assets of the Company, a business combination or other similar transaction, if, and only to the extent that, (A) such proposal was not solicited, encouraged or knowingly facilitated by the Company, its Subsidiaries or their agents in violation of this Section 6.1 or the letter, dated May 27, 1999, from Wonderware Corporation to the Company, (B) such proposal is not subject to the receipt of any necessary financing, unless the Board has determined in good faith, based on the advice of the Financial Advisor or other nationally recognized investment banking firm, that such proposal is readily financeable and involves consideration that provides a higher value per share than the Merger Consideration, (C) the Board of Directors of the Company determines in good faith after receiving a written opinion from outside counsel that the failure to take such action would be a violation by the Board of Directors of its fiduciary duties to stockholders imposed by Law and (D) prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal. The Company shall keep Purchaser immediately informed of the status of any such discussions or negotiations permitted pursuant to the previous sentence (including the identify of such person or entity and the terms of any proposal). Nothing in this Section 6.1 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or (z) affect any other obligation of the Company under this Agreement.

                  6.2. Interim Operations. (a) From the date of this Agreement until the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall, and shall cause its Subsidiaries to, (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof and monthly financial statements for the Company and its Subsidiaries for and as of each month end subsequent to the date of this Agreement.

                  (b) From and after the date of this Agreement until the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit its Subsidiaries to, (i) amend its certificate of incorporation or by-laws; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of stock options or warrants outstanding on the date hereof and disclosed in Section 4.4 of the Company Disclosure Letter or pursuant to the Purchase Plan as permitted by
Section 6.9) or its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (or derivative instruments in respect of the foregoing); (iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the terms of such unexercisable options or the stock option plan); (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the Subsidiaries to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its Subsidiaries; (vii) sell, lease or otherwise dispose of any of its assets (including capital stock of its Subsidiaries), other than the sale or disposition of inventory or the license of the Company's products in the ordinary course of business or the sale, lease or other disposition of assets which, individually or in the aggregate, are obsolete or not material to the Company and its Subsidiaries taken as a whole;
(viii) (x) acquire by merger, purchase or any other manner, any business or entity or (y) otherwise acquire any assets which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (ix) incur or assume any long-term or short-term debt for borrowed money, including debt under the Loan Agreement; provided that, upon the written consent of Purchaser (which consent shall not be unreasonably withheld), the Company may incur or assume debt under the Loan Agreement at any time after 75 days after the date hereof; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt or other obligations of any other person excluding the endorsement of checks and other commercial instruments in the ordinary course of business, other than obligations (other than debt) of its Subsidiaries incurred in the ordinary course of business; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other person; (xii) grant any stock-related or performance awards; (xiii) enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees; (xiv) except to the extent required by Law, adopt or amend in any material respect any material employee benefit plan or arrangement;
(xv) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, except as contemplated by Section 4.23; (xvi) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;
(xvii) settle or compromise any pending or threatened Litigation; (xviii) make any Tax election or settle any Tax liability other than settlements involving solely the payment of money (without admission of liability) not to exceed $50,000; and (xix) agree in writing or otherwise to take any of the foregoing actions.

                  6.3. Company Stockholder Approval; Proxy Statement. (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable Law, the Company, acting through the Board, shall (i) call as promptly as practicable following the consummation of the Offer, a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholders Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. The record date for the Stockholders Meeting shall be a date subsequent to the date on which Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

                  (b) If required by applicable Law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an information statement with the SEC with respect to the Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Purchaser of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Purchaser and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Purchaser and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Purchaser agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event which should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

                  (c) The Company represents and warrants that the Proxy Statement will comply in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Parent, Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Parent, Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Following the consummation of the Offer, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

                  (e) Parent agrees to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

                  6.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Parent, Purchaser, and Merger Sub shall: (a) use their reasonable best efforts to cooperate with one another in
(i) determining which filings other than under the Exchange Act and under the HSR are required to be made prior to the expiration of the Offer or the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all filings under the Exchange Act and under the HSR and all such other filings and timely seek all required consents, approvals, permits, authorizations and waivers; and
(b) use their reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent, Purchaser and the Surviving Corporation shall take all such necessary action.

                  6.5. Access to Information. (a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser and its authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and
(iii) furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Purchaser may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 6.5 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Parent, Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement.

                  (b) All such information shall be subject to the terms and conditions of the Confidentiality Agreement.

                  6.6. Publicity. The initial press release relating to this Agreement shall be issued jointly by the Company and Parent. Thereafter, subject to their respective legal obligations, the Company and Parent shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

                  6.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

                  6.8. Insurance; Indemnity. (a) Purchaser will cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, Purchaser and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than
1.5 times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                  (b) From and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party"), in connection with any claim, action, suit, proceeding or investigation (an "Action") arising out of or pertaining to acts or omissions by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, at least to the extent that such Indemnified Party is presently indemnified by the Company. In the event of any such Action, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Purchaser shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

                  (c) Purchaser shall cause the Surviving Corporation promptly to adopt and keep in effect provisions in the Surviving Corporation's certificate of incorporation and by-laws to provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company at least to the extent they are presently indemnified by the Company and such provisions shall not be amended except as either required by applicable Law or to make changes permitted by Law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses. Purchaser shall cause the Surviving Corporation to comply with the terms and conditions of all existing indemnification agreements with the Company's officers and directors.

                  (d) If Parent, Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent, Purchaser or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

                  (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                  6.9. Employee Stock Purchase Plan. The Company shall take such action as is required to cause the current "Payment Period" under the Purchase Plan to terminate on the earlier of the Effective Time and July 23, 1999. If the Offer is consummated on or before the final day of the current Payment Period under the Purchase Plan, the holders of Purchase Rights shall receive from the Company, promptly after the last day of the Payment Period, a cash payment in exchange for each share of Common Stock issuable upon exercise of such holder's Purchase Rights as of the last day of the Payment Period as set forth in the first sentence hereof, in an amount equal to the Merger Consideration, and each such Purchase Right shall terminate automatically upon such payment. If the Offer is not consummated on or before the final day of the current Payment Period, the Purchase Rights will be exercisable solely for Common Stock in accordance with the terms of the Purchase Plan. So long as this Agreement has not been terminated, no additional Payment Period shall begin after the termination of the current Payment Period.

                  6.10. Employee Benefits Plan. (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants which agreements have been previously disclosed to Purchaser.

                  (b) To the extent permitted under applicable law, each employee of the Company or its subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation or Purchaser in which they participate or in which they become participants for purposes of eligibility and vesting (but not benefit accrual), but only to the extent such years of service would have been credited under the relevant plan of Purchaser or its

Subsidiaries if the employee had been a similarly situated employee of Purchaser or its Subsidiaries during the relevant period of time.

                  (c) To the extent that any benefit plan of the Surviving Corporation or any of its Subsidiaries in which an employee of the Company or its Subsidiaries participates after the Effective Time provides medical or dental benefits, the Surviving Corporation shall cause any eligible expenses incurred by such employee on or before the Effective Time under a similar Company Employee Benefit Plan to be taken into account under the Surviving Corporation or its Subsidiaries' plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year. The Surviving Corporation agrees to cause to maintain the Company's Flexible Benefits Plan, as in effect as of the date hereof, through the end of its current plan year.

                                    ARTICLE 7

         7. Conditions.

                  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

                  (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable Law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

                  (b) There shall not have been issued any injunction, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

                  7.2. Conditions to Obligation of Purchaser and Merger Sub to Effect the Merger. The obligations of Purchaser and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver, on or prior to the Effective Time, of the condition that Purchaser shall have accepted for payment and paid for all of the shares of Common Stock tendered pursuant to the Offer.

                                    ARTICLE 8

         8. Termination.

                  8.1. Termination. This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of the Board of Directors of the Company and the Purchaser;

                  (b) by the Purchaser or the Company:

                           (i) if the Effective Time shall not have occurred on
                  or before November 30, 1999 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

                           (ii) if there shall be any Law that makes
                  consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable;

                           (iii) if the Offer terminates or expires on account
                  of the failure of any condition specified in Exhibit A without the Merger Sub having purchased any shares of Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

                           (iv) if, upon a vote at a duly held meeting, or upon
                  any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable Law;

                  (c) by the Company if there is an Alternative Proposal which the Board of Directors in good faith determines is more favorable from a financial point of view to the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines in good faith after receiving a written opinion from outside counsel, that failure to terminate this Agreement would constitute a violation by the Board of Directors of its fiduciary duties to stockholders imposed by Law; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (i) if the Company has breached its obligations under Section 6.1, or
(ii) if the Alternative Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit stockholders to receive the payment of the offered consideration in respect of all shares at the same time, unless the Board has determined in good faith, based on the advice of the Financial Advisor or other nationally recognized investment banking firm, that (in the case of clause (x)) the Alternative Proposal is readily financeable and (in the case of clause (y)) that such offer provides a higher value per share than the consideration per share pursuant to the Offer or the Merger, or (iii) if, prior to or concurrently with any purported termination pursuant to this Section 8.1(c), the Company shall not have paid the fees contemplated by Section 8.2, or (iv) if the Company has not provided Purchaser and Merger Sub with three business days prior written notice of its intent to so terminate this Agreement and delivered to the Purchaser and Merger Sub a copy of the written agreement embodying the Alternative Proposal in its then most definitive form; and

                  (d) by Purchaser if the Board of Directors shall have failed to recommend, or shall have withdrawn, modified or amended its approval in a manner adverse or recommendation of the Offer or the Merger in a manner adverse to Purchaser, or shall have resolved to do any of the foregoing.

                  8.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.2 and Sections 6.5(b), 6.6, 9.5 and 9.6. If this Agreement (i) shall terminate pursuant to Section 8.1(b)(iii) as a result of the failure of the Company to satisfy any of the conditions set forth in paragraphs (d), (e) or (f) of Exhibit A, or pursuant to Sections 8.1(c) or 8.1(d), or (ii) in the event that an Alternative Proposal shall have been made known to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and thereafter this Agreement is terminated by either Purchaser or the Company pursuant to (x)
Section 8.1(b)(i) or (y) Section 8.1(b)(iii) as a result of the failure of the Minimum Condition to be satisfied prior to the expiration of the Offer, then the Company shall concurrently with any such termination, pay to Purchaser a fee equal to $3,000,000 (the "Termination Fee"); provided, however, that the Termination Fee shall not be payable to Purchaser pursuant to clause (ii) of this Section 8.2 unless and until within 12 months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to any Alternative Proposal or any Alternative Proposal is consummated, in which event the Termination Fee shall be payable upon consummation thereof. The parties agree that such Termination Fee shall be Parent's, Purchaser's and Merger Sub's exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement. The Termination Fee shall be exclusive of any expenses paid pursuant to Section 9.6. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Purchaser and Merger Sub would not enter into this Agreement.

                  8.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company (subject to Section 1.4) and Parent and Purchaser at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of, or the income tax consequences to, the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

                  8.4. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE 9

         9. General Provisions.

                  9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

                  9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):


     If to Purchaser or Merger Sub:       If to the Company:

     Foxboro Company                      Marcam Solutions, Inc.
     33 Commercial Street                 95 Wells Avenue
     B52-SI                               Newton, Massachusetts  02159

     Foxboro, Massachusetts  02035-2099   Attention:  President
     Attention: Dr. George Sarney         Facsimile:  (617) 964-5614
     Facsimile:  (508) 549-6689

     With copies to:                      With a copy to:

     Fried, Frank, Harris,                Testa, Hurwitz & Thibeault, LLP
     Shriver & Jacobson                   125 High Street
     One New York Plaza                   Boston, Massachusetts 02110
     New York, NY 10004                   Attention:  Mark H. Burnett, Esq. and
     Attention:  Paul M. Reinstein, Esq.              Edwin L. Miller, Jr., Esq.
     Facsimile: (212) 859-4000            Facsimile   (617) 248-7100

     and

     Wonderware Corporation
     100 Technology Drive
     Irvine, California  92618
     Attention: Philip Maynard
     Facsimile:  (949) 453-6543


                  9.3. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer and/or to purchase shares of Common Stock pursuant to the Offer) to a wholly owned subsidiary or subsidiaries of Parent; and, further provided that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.8 and
6.10 which may be enforced directly by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.4. Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

                  9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any federal district court located in the City of Wilmington, Delaware or any court of the State of Delaware located in the City of Wilmington (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

                  9.6. Fees and Expenses. Except as otherwise provided in
Section 8.2, whether or not the Offer or the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  9.7. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "affiliate" of a Person means a Person that
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                           (ii) "knowledge" of any party hereto shall mean the
knowledge of any of the executive officers of that party after due inquiry by such officers.

                           (iii) "Person" means an individual, corporation,
partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

                  9.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

                  9.10. Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  9.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  9.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


MARCAM SOLUTIONS, INC.                        INVENSYS, plc




By:  /s/ Jonathan C. Crane                    By:  /s/ Allen Yurko
     -----------------------------                 -----------------------------
     Name:  Jonathan C. Crane                      Name:  Allen Yurko
     Title: President                              Title: President and CEO



                                              M ACQUISITION CORP.



                                              By:  /s/ George Sarney
                                                   -----------------------------
                                                   Name:  George Sarney
                                                   Title: President


                                              M MERGER SUB, INC.



                                              By:  /s/ Thomas G. Foley
                                                   -----------------------------
                                                   Name:  Thomas G. Foley
                                                   Title: Vice President

                                TABLE OF CONTENTS

                                                                                                            Page
ARTICLE 1................................................................................................      1
    1.       The Offer...................................................................................      1
             1.1.     The Offer..........................................................................      1
             1.2.     Actions by Purchaser and Merger Sub................................................      3
             1.3.     Actions by the Company.............................................................      3
             1.4.     Directors..........................................................................      5

ARTICLE 2................................................................................................      6
    2.       The Merger..................................................................................      6
             2.1.     The Merger.........................................................................      6
             2.2.     The Closing........................................................................      7
             2.3.     Effective Time.....................................................................      7
             2.4.     Certificate of Incorporation, Bylaws, Directors and Officers of the
                      Surviving Corporation..............................................................      7

ARTICLE 3................................................................................................      8
    3.       Effect of the Merger on Securities of Merger Sub and the Company............................      8
             3.1.     Merger Sub Stock...................................................................      8
             3.2.     Company Securities.................................................................      8
             3.3.     Exchange of Certificates Representing Common Stock.................................     10
             3.4.     Adjustment of Merger Consideration.................................................     11
             3.5.     Dissenting Company Stockholders....................................................     11
             3.6.     Merger Without Meeting of Stockholders.............................................     11

ARTICLE 4................................................................................................     11
    4.       Representations and Warranties of the Company...............................................     12
             4.1.     Existence; Good Standing; Corporate Authority......................................     12
             4.2.     Authorization, Validity and Effect of Agreements...................................     12
             4.3.     Compliance with Laws...............................................................     13
             4.4.     Capitalization, etc. ..............................................................     13
             4.5.     Subsidiaries.......................................................................     14
             4.6.     No Violation.......................................................................     14
             4.7.     Company Reports; Offer Documents...................................................     15
             4.8.     Litigation.........................................................................     17
             4.9.     Absence of Certain Changes.........................................................     17
             4.10.    Taxes..............................................................................     18
             4.11.    Employee Benefit Plans.............................................................     19
             4.12.    Labor and Employment Matters.......................................................     20
             4.13.    Brokers............................................................................     21
             4.14.    Intellectual Property Rights.......................................................     21


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

             4.15.    Permits............................................................................     23
             4.16.    Environmental Matters..............................................................     23
             4.17.    Title to Assets....................................................................     25
             4.18.    Insurance Policies.................................................................     25
             4.19.    Material Contracts.................................................................     25
             4.20.    Opinion of Financial Advisor.......................................................     26
             4.21.    State Takeover Statutes............................................................     26
             4.22.    Required Vote of Company Stockholders..............................................     26
             4.23.    Rights Agreement...................................................................     26
             4.24.    Year 2000 Compliance, Euro Compliance..............................................     26

ARTICLE 5................................................................................................     27
    5.       Representations and Warranties of Purchaser and Merger Sub..................................     27
             5.1.     Existence; Good Standing; Corporate Authority......................................     28
             5.2.     Authorization, Validity and Effect of Agreements...................................     28
             5.3.     No Violation.......................................................................     29
             5.4.     Interim Operations of Merger Sub...................................................     29
             5.5.     Financing..........................................................................     29
             5.6.     Interested Stockholder.............................................................     29

ARTICLE 6................................................................................................     29
    6.       Covenants...................................................................................     29
             6.1.     Alternative Proposals..............................................................     31
             6.2.     Interim Operations.................................................................     31
             6.3.     Company Stockholder Approval; Proxy Statement......................................     32
             6.4.     Filings; Other Action..............................................................     34
             6.5.     Access to Information..............................................................     35
             6.6.     Publicity..........................................................................     35
             6.7.     Further Action.....................................................................     35
             6.8.     Insurance; Indemnity...............................................................     35
             6.9.     Employee Stock Purchase Plan.......................................................     36
             6.10.    Employee Benefits Plan.............................................................     37

ARTICLE 7................................................................................................     38
    7.       Conditions..................................................................................     38
             7.1.     Conditions to Each Party's Obligation to Effect the Merger.........................     38
             7.2.     Conditions to Obligation of Purchaser and Merger Sub to Effect the
                      Merger.............................................................................     38

ARTICLE 8................................................................................................     38
    8.       Termination.................................................................................     38
             8.1.     Termination........................................................................     38
             8.2.     Effect of Termination and Abandonment..............................................     40
             8.3.     Amendment..........................................................................     40
             8.4.     Extension; Waiver..................................................................     41


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

ARTICLE 9................................................................................................     41
    9.       General  Provisions.........................................................................     41
             9.1.     Nonsurvival of Representations and Warranties......................................     41
             9.2.     Notices............................................................................     41
             9.3.     Assignment; Binding Effect.........................................................     42
             9.4.     Entire Agreement...................................................................     42
             9.5.     Governing Law......................................................................     42
             9.6.     Fee and Expenses...................................................................     43
             9.7.     Certain Definitions................................................................     43
             9.8.     Headings...........................................................................     43
             9.9.     Interpretation.....................................................................     43
             9.10.    Waivers............................................................................     43
             9.11.    Severability.......................................................................     43
             9.12.    Enforcement of Agreement...........................................................     44
             9.13.    Counterparts.......................................................................     44

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER


         Notwithstanding any other term of the Offer, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock to the extent permitted by this Agreement unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition") and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer to the extent permitted by this Agreement if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions shall exist or occur and remain in effect:

                  (a) there shall have been instituted, pending or threatened in writing any litigation by the Government of the United States or by any agency or instrumentality thereof that seeks to: (i) challenge the acquisition by Purchaser or Merger Sub (or any of its affiliates) of shares of Common Stock pursuant to the Offer or restrain or prohibit the making or consummation of the Offer or the Merger, or obtain damages in connection thereunder, (ii) make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (iii) in connection with the Offer or the Merger or the transactions contemplated by the Merger Agreement, impose limitations on the ability of Purchaser or Merger Sub (or any of their affiliates) effectively to acquire or hold, or to require Purchaser, Merger Sub or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or the business of any one of them, (iv) impose limitations on the ability of Purchaser, Merger Sub or their affiliates to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) in connection with the Offer or the Merger or the transactions contemplated by the Merger Agreement, affect the Purchaser, the Merger Sub, Company or any of their respective affiliates which, in the sole judgment of Purchaser, may have or be likely to have a Material Adverse Effect or a material adverse effect on the Purchaser and Merger Sub or any of their affiliates or otherwise make consummation of the Offer or the Merger or the consummation of the transactions contemplated hereunder unduly burdensome; or

                  (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity any Law that could directly or indirectly result in any of the consequences referred to in subsection (a) above; or

                  (c) this Agreement shall have been terminated in accordance with its terms; or

                  (d) (i) any of the representations and warranties made by the Company in this Agreement that are qualified by materiality or Material Adverse Effect shall not have been true and correct in all respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all respects as of such other date), or the other representations and warranties made by the Company in this Agreement shall not have been true and correct in all material respects when made (except to the extent that any such representation or warranty refers specifically to another date, in which case such representation or warranty shall be true and correct in all material respects as of such other date), or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement; or

                  (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Purchaser or Merger Sub, shall have acquired beneficial ownership of a majority of the outstanding shares of Common Stock; or

                  (f) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Purchaser or Merger Sub or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing; or

                  (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States, (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the

         United States, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the Purchaser, a material acceleration or worsening thereof.

         Other than the Minimum Condition, the foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Company) giving rise to any such condition and may be waived by Purchaser or Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

         Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock shall promptly be returned by the depositary to the tendering stockholders.